                                                                    EXHIBIT 5.1

                                 ATER WYNNE LLP

                                   LETTERHEAD

                                January 24, 2000

Board of Directors AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, OR 97258

Gentlemen:

         In connection with the registration of 2,857,147 shares of common stock, $.0001 par value (the "Common Stock"), and 557,144 shares of common stock, .0001 par value, underlying certain Warrants (the "Warrant Shares"), of AVI BioPharma, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on January 24, 2000, and the proposed offer and sale of the Common Stock and Warrant Shares pursuant to the Registration Statement, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock are validly issued, fully paid and nonassessable. It is our further opinion that the Warrant Shares, when such shares have been delivered against payment therefor as contemplated by the Warrants, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                            Very truly yours,

                                            /s/ Ater Wynne LLP

                                            ATER WYNNE LLP